Exhibit 10.4B

SECOND AMENDMENT TO EXCLUSIVE CHANNEL COLLABORATION AGREEMENT
This SECOND AMENDMENT TO EXCLUSIVE CHANNEL COLLABORATION AGREEMENT (the “Amendment”) is effective as of November 8, 2017 (the “Second Amendment Effective Date”) by and between INTREXON CORPORATION, a Virginia corporation with offices at 20374 Seneca Meadows Parkway, Germantown, MD 20876 (“Intrexon”) and ORAGENICS, INC., a Florida corporation having its principal place of business at 4902 Eisenhower Boulevard, Suite 125, Tampa, FL 33634, U.S.A. (“Oragenics”). Intrexon on the one hand and Oragenics on the other hand may be referred to herein individually as a “Party”, and collectively as the “Parties.”
RECITALS
A. WHEREAS Intrexon and Oragenics are parties to that certain Exclusive Channel Collaboration Agreement, effective June 5, 2012, as amended by that certain First Amendment to Exclusive Channel Collaboration Agreement, effective July 21, 2016 (the “Agreement”), pursuant to which Intrexon appointed Oragenics as their exclusive channel collaborator for developing and commercializing certain products in an exclusive field as defined by the Agreement;
B. WHEREAS Intrexon and Oragenics now mutually desire to further amend the Agreement;
D. NOW, THEREFORE, Intrexon and Oragenics agree to amend the terms of the Agreement as provided below, effective as of the Second Amendment Effective Date.
1. GENERALLY
1.1 Capitalized terms present within this Amendment that are not proper names or titles, that are not conventionally capitalized, or that are not otherwise defined within this Amendment shall have the meaning set forth in the Agreement.
1.2 Intrexon and Oragenics, in conjunction with and contemporaneously with this Amendment, have entered into an Amendment to the Stock Issuance Agreement of even date herewith (the “Stock Amendment”), which Stock Amendment amends the Stock Issuance Agreement by and between Intrexon and Oragenics, effective June 5, 2012 (the “Stock Agreement”).
2. AMENDMENTS TO THE AGREEMENT
2.1 Definitions.
(a) Section 1.12 of the Agreement “Costs of Goods Sold”, Section 1.41 of the Agreement “Manufacturing Costs” and Section 1.50 of the Agreement “Product Profit” are hereby deleted in their entirety and each replaced with “Reserved”.

(b) The following is added as a new third sentence to Section 1.14 of the Agreement “Diligent Efforts”:
Oragenics’ obligation to use Diligent Efforts under this Agreement shall be deemed satisfied if from the Second Amendment Effective Date until the end of 2018, Oragenics has budgeted one million two hundred thousand United States dollars ($1,200,000) for manufacturing and support activities related to, and including the conduct of the required toxicology studies for the OG716 IND filing.
2.2 Sublicensing. The following is added as a new third sentence to the introductory paragraph of Section 3.2 of the Agreement:
The parties shall agree, in connection with any such sublicense not covered under Sections 3.2(a) through 3.2(c) below, on the applicable Sublicensing Revenue Rate (as defined herein) with respect to such sublicense.
2.3 Milestones. Section 5.2 of the Agreement is hereby replaced in its entirety with the following Section 5.2:
5.2 Milestones.
(a) Oragenics Milestones. Upon the first instance of attainment of certain commercialization milestone events by an Oragenics Product (whether such attainment is achieved by Oragenics or by a permitted sublicensee), Oragenics has agreed to pay Intrexon milestone payments as set forth in the Equity

Agreement. The milestone payments are each payable in cash (subject to Section 5.2(b)) by wire transfer to the account specified by Intrexon. The specific milestone payments due to Intrexon upon achievement of each milestone event are set forth in the Equity Agreement.
(b) Product Sublicense Milestones. If (A) a commercialization milestone event occurs that gives rise to a right for Intrexon to receive a payment from Oragenics under Section 5.2(a), (B) that milestone event is achieved by an Oragenics Product licensed to a Product Sublicensee under a respective Product Sublicense, and (C) Oragenics is due to receive a milestone payment from the Product Sublicensee for achievement of that same (or substantially similar) milestone event by the sublicensed Oragenics Product under the respective Product Sublicense, then Intrexon may elect at its own discretion to waive that particular milestone payment from Oragenics for that particular commercialization milestone event and instead designate the amount of the payment due to Oragenics from the Product Sublicensee for achievement of that same (or substantially similar) milestone event as Sublicensing Revenue for which Intrexon will be entitled to receive revenue sharing under Section 5.4(b). If it so elects under this Section 5.2(b), Intrexon must notify Oragenics in writing of its waiver of that particular milestone payment and election to share the milestone payment due from the Product Sublicensee as Sublicensing Revenue at least five (5) business days prior to the deadline for Oragenics to make a payment for the waived milestone payment. The actual receipt by Intrexon of its full share of the Product Sublicensee milestone payment as Sublicensing Revenue will be a condition subsequent to making final any waiver of Intrexon’s rights to receive the particular milestone payment otherwise due from Oragenics under Section 5.2(a). Oragenics will pay Intrexon any amount due under this Section 5.2(b) within the later of (i) six (6) months from underlying commercialization milestone event, or (ii) ten (10) days following the date stipulated in the underlying Product Sublicense for Oragenics to receive the milestone payment.
2.4 Equity Agreement Controls. Section 5.3 of the Agreement is hereby replaced in its entirety with the following new Section 5.3:
5.3 Equity Agreement Controls. All cash payments to Intrexon shall be in accordance with the terms and conditions of the Equity Agreement, which Equity Agreement shall control to the extent it may conflict with Sections 5.1 through 5.2 of this Agreement.
2.5 Revenue Sharing. Section 5.4 of the Agreement is hereby replaced in its entirety with the following new Section 5.4:
5.4 Revenue Sharing.
(a) No later than thirty (30) days after each calendar quarter in which there is positive Net Sales arising from the sale of any Oragenics Product in the Field in the Territory, Oragenics shall pay a royalty to Intrexon of ten percent (10%) of such Net Sales, on an Oragenics Product-by-Oragenics Product basis. Commencing with the Effective Date, in the event that no Net Sales occur for a particular Oragenics Product in any calendar quarter, neither Oragenics nor Intrexon shall owe any payments hereunder with respect to such Oragenics Product.

(b) No later than thirty (30) days after each calendar quarter in which Oragenics or any Oragenics Affiliate receives Sublicensing Revenue, Oragenics shall pay to Intrexon a percentage of such Sublicensing Revenue equal to the applicable Sublicensing Revenue Rate. “Sublicensing Revenue Rate” means a percentage of Sublicensing Revenue applicable to a proposed sublicense by Oragenics as follows: (a) with respect to any sublicense of a Lantibiotics Oragenics Product (including new indications thereof), any revenues Oragenics receives from a Product Sublicensee under a Product Sublicense that are not a percentage of Product Sublicensee’s Net Sales of Oragenics Products, and any amounts recovered under Section 6.3(f), the Sublicensing Revenue Rate shall be twenty five percent (25%); and (b) with respect to any other sublicense, the Sublicensing Revenue Rate shall be determined in accordance with Section 3.2.
2.6 Payment Reports and Records Retention. Section 5.6 of the Agreement is hereby replaced in its entirety with the following new Section 5.6:
5.6 Payment Reports and Records Retention. Within thirty (30) days after the end of each calendar quarter during which Net Sales have been generated or during which Sublicensing Revenue has been received, Oragenics shall deliver to Intrexon a written report that shall contain at a minimum for the applicable calendar quarter:
(a) gross sales of each Oragenics Product (on a country-by-country basis);
(b) itemized calculation of Net Sales, showing all applicable deductions;

(c) itemized calculation of Sublicensing Revenue, including any offsets claimed for Third Party license costs;
(d) the amount of the payment (if any) due pursuant to Section 5.4(a) and/or 5.4(b);
(e) the amount of the payment (if any) made or made due by the achievement of an applicable commercialization milestone event during the present calendar quarter;
(f) the amount of taxes, if any, withheld to comply with any applicable law; and
(g) the exchange rates used in any of the foregoing calculations.

For three (3) years after each sale or other commercial use of Oragenics Product, after incurring any component item Oragenics incorporated into its calculation of Sublicensing Revenues, payments in accord with Section 5.2(b), or Net Sales as reported to Intrexon, Oragenics shall keep (and shall ensure that its Affiliates and, if applicable, (sub)licensees shall keep) complete and accurate records of such sales, commercial use, or component item in sufficient detail to confirm the accuracy of the payment calculations hereunder.

3. MISCELLANEOUS
3.1 Full Force and Effect. This Amendment amends the terms of the Agreement and is deemed incorporated into the Agreement. The provisions of the Agreement as amended remain in full force and effect.
3.2 Entire Agreement. This Amendment, together with the Agreement, the Stock Agreement, and the Stock Amendment, constitutes the entire agreement, both written and oral, between the Parties with respect to the subject matter hereof, and any and all prior agreements with respect to the subject matter hereof, either written or oral, expressed or implied, are superseded hereby, merged and canceled, and are null and void and of no effect.
3.3 Counterparts. This Amendment may be executed in one or more counterparts, each of which will be an original and all of which together will constitute one instrument.
[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, Intrexon and Oragenics have executed this Amendment by their respective duly authorized representatives as of the Second Amendment Effective Date.

INTREXON CORPORATION		ORAGENICS, INC.

By:	/s/ Donald P. Lehr	By:	/s/ Alan Joslyn
Name:	Donald P. Lehr	Name:	Alan Joslyn
Title:	Chief Legal Officer	Title:	Chief Executive Officer

Signature Page to Second Amendment to Exclusive Channel Collaboration Agreement